Exhibit 4.3

SECOND AMENDMENT TO RIGHTS AGREEMENT

     This Second Amendment to Rights Agreement (this “Amendment”), dated as of April 4, 2005, by and between AGERE SYSTEMS INC., a Delaware corporation (the “Company”) and COMPUTERSHARE INVESTOR SERVICES, LLC, a Delaware limited liability company (“Computershare”), amends the Rights Agreement, dated as of March 26, 2001, by and between the Company and The Bank of New York (“BNY”), as amended by the First Amendment to Rights Agreement (the “First Amendment”), dated as of April 1, 2005, by and between the Company and BNY (such rights agreement, as so amended, the “Rights Agreement”).

W I T N E S S E T H

     WHEREAS, BNY has resigned as Rights Agent under the Rights Agreement and the Company desires to appoint Computershare as successor to BNY as Rights Agent under the Rights Agreement; and

     WHEREAS, the Company desires to amend the Rights Agreement in certain respects.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Appointment of Successor Rights Agent. The Company hereby appoints Computershare, effective immediately following the resignation of BNY referred to in Section 2 of the First Amendment, as successor Rights Agent under the Rights Agreement and Computershare hereby accepts such appointment.

     Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended, effective immediately following the appointment referred to in Section 1 hereof, as follows:

(a)	Section 1(f) is hereby amended by deleting the definition of “Business Day” in its entirety and substituting the following definition:

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which the New York Stock Exchange is authorized or obligated by law or executive order to close.

(b)	Section 3(c) of the Rights Agreement is hereby amended by deleting the first sentence of the legend to be placed on Class A Common stock certificates as set forth therein and replacing it in its entirety with the following:

“This certificate also evidences and entitles the holder hereof to certain Class A Rights as set forth in a Rights Agreement between Agere Systems Inc. and Computershare Investor Services, LLC, dated March 26, 2001, as amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy which is on file at the principal executive offices of Agere Systems Inc.”

(c)	Section 3(c) of the Rights Agreement is hereby amended by deleting the first sentence of the legend to be placed on Class B Common stock certificates as set forth therein and replacing it in its entirety with the following:

“This certificate also evidences and entitles the holder hereof to certain Class B Rights as set forth in a Rights Agreement between Agere Systems Inc. and Computershare Investor Services, LLC, dated March 26, 2001, as amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy which is on file at the principal executive offices of Agere Systems Inc.”

(d)	Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:

“Computershare Investor Services, LLC
Two North LaSalle Street
Chicago, Illinois 60602
Attention: Cindy Nisley”

(e)	All references in the Rights Agreement to “The Bank of New York” as Rights Agent shall for all purposes be deemed to refer to “Computershare Investor Services, LLC.”

     Section 3. Status of Amendment. The Company confirms that (a) no person has become an Acquiring Person (as defined in the Rights Agreement) and thus no approval of this Amendment by any holder of Rights (as defined in the Rights Agreement) is required under Section 27 of the Rights Agreement; and (b) the Distribution Date (as defined in the Rights Agreement) has not occurred and thus no notice of the change of Rights Agent is required to be sent to the holders of Rights Certificates (as defined in the Rights Agreement) under Section 21 of the Rights Agreement.

     Section 4. Rights Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

     Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Second Amendment to Rights Agreement to be duly executed by the authorized officer named below to be effective as of the date hereof.

AGERE SYSTEMS INC.
By /s/ John W. Gamble, Jr.
Its EVP and CFO

COMPUTERSHARE INVESTOR SERVICES, LLC
By /s/ Cynthia Nisley
Its Director, Relationship Management